                            [AMERIANA BANCORP LOGO]


Contact: Jerome J. Gassen
         President and Chief Executive Officer
         (765) 529-2230

       AMERIANA BANCORP REPORTS NET INCOME OF $383,000 OR $0.13 PER SHARE
                      FOR THE QUARTER ENDED MARCH 31, 2008

NEW CASTLE, Ind. (May 1, 2008) - Ameriana Bancorp (NASDAQ:ASBI) today announced net income of $383,000 or $0.13 per basic and diluted share for the quarter ended March 31, 2008, reversing a net loss of $24,000 or $0.01 per basic and diluted share in the year-earlier period.

      The quarter included continued growth in Ameriana's loan portfolio and ongoing improvement in its net interest margin, both of which contributed to higher net interest income for the quarter. Also, in the first quarter of 2008, the Company reported a reduction in other expense as well as a benefit from the resolution of a long-standing tax issue. These overall improvements were partially offset by a higher provision for loan losses in the first quarter compared with the same period last year, as Ameriana maintained a conservative posture toward potential risk in its loan portfolio in light of current economic pressures and the recent rise in the level of non-performing loans.

      Commenting on the results, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased that our growth strategies continue to translate into improved business fundamentals, leading to ongoing loan and deposit growth in the first quarter of 2008 and extending the success we achieved last year. These accomplishments are particularly noteworthy considering the current competitive environment. Furthermore, our higher net interest margin for the first quarter demonstrates the positive impact of our asset and liability management efforts, and our ability to react quickly to declining interest rate levels. We believe this progress, coupled with the acceleration of our expansion activities, gives us a solid start to 2008 and provides the foundation for improved performance over the longer term."

      Ameriana's higher earnings for the first quarter of 2008 reflects growth in the Company's loan portfolio. A greater focus on commercial lending remains at the heart of this success, contributing a 20% increase in the Company's commercial loan portfolio over the past year and driving a 12% overall increase in the total loan portfolio since March 31, 2007.

      In terms of physical expansion, Gassen noted that Ameriana recently announced plans to open two new full-service banking centers in Hamilton County, which lies just north of Marion County and Indianapolis. The new offices in Fishers and Carmel, expected to open in October 2008 and January 2009, respectively, will enhance Ameriana's presence in one of the fastest growing areas of Indiana, considerably increase its footprint in the Indianapolis area, and boost the Company's overall visibility in this market.

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

ASBI Reports First Quarter Results
Page 2
May 1, 2008

      Net interest income for the first quarter of 2008 increased 17% to $2,725,000 from $2,333,000 in the year-earlier period. This reflected the positive effects of the Company's balance sheet restructuring strategies that began in late 2006, Ameriana's increased emphasis on commercial lending and its higher yields, and efforts to reduce funding costs quickly in a declining-rate environment. Net interest margin on a fully tax-equivalent basis for the first quarter was 2.97%, up seven basis points from 2.90% in the fourth quarter of 2007 and 36 basis points ahead of 2.61% in the year-earlier quarter.

      Although the Company has no exposure to sub-prime lending products in its loan portfolio, the Company's overall credit quality showed the increasing pressure of current macroeconomic conditions in the first quarter. Non-performing loans at March 31, 2008 totaled $4,557,000, up $1,919,000 from $2,638,000 at December 31, 2007 and $1,028,000 from $3,529,000 at March 31,
2007. The increase from December 31, 2007 was related primarily to five real estate development loans in the Hancock County, Indiana area totaling $1,275,000 that represented two long-time lending relationships. Ameriana increased its provision for loan losses to $371,000 for the first quarter compared with $90,000 in the year-earlier period to reflect the increase in non-performing loans and the growth in the loan portfolio. The Company's allowance for loan losses totaled 0.97% of total loans as of March 31, 2008, versus 0.90% at December 31, 2007 and 1.02% at March 31, 2007.

      Other income for the first quarter of 2008 was $1,141,000, up 16% from $985,000 in the same quarter in 2007, primarily due to higher commissions from insurance sales and a $49,000 pre-tax gain from the partial redemption of the Company's equity interest in Visa realized through Visa's recent initial public offering. Other expense for the first quarter declined 4% to $3,392,000 from $3,545,000 in the same quarter last year, largely due to lower compensation costs this year reflecting severance costs incurred last year, lower legal and professional fees with the mid-2007 conclusion of the Company's litigation with RLI, and non-recurring recruiting costs incurred in the first quarter of 2007.

      For the first quarter of 2008, the Company's earnings included a $280,000 income tax benefit. This was due primarily to the significant amount of tax-exempt interest on municipal securities, tax-exempt income from increases in the cash value of life insurance, and a $150,000 reversal of an income tax liability recorded in prior years that resulted from a favorable tax court ruling regarding the application of the Tax Equity and Fiscal Responsibility Act penalty to investment subsidiaries of commercial banks.

      Ameriana's total assets were $445,306,000 at March 31, 2008, up 4% from $426,791,000 at December 31, 2007, and up 2% from $436,995,000 at March 31,
2007. The Company's loan portfolio increased 1% to $298,467,000 at March 31, 2008 from $296,951,000 at December 31, 2007 and was up 12% from $265,706,000 at
March 31, 2007. Investment securities totaled $80,147,000 at March 31, 2008, up 20% from $66,692,000 at December 31, 2007, but down 32% from $117,430,000 at
March 31, 2007, as proceeds from the repositioning and reduction of the Company's investment portfolio last year were used to support Ameriana's growing focus on higher-yielding commercial loans. The growth of the investment

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

ASBI Reports First Quarter Results
Page 3
May 1, 2008

securites portfolio in the first quarter of 2008 came from the addition of $15 million of Fannie Mae mortgage-backed securities funded at an attractive spread with FHLB fixed-rate advances.

      Total deposits rose 2% to $322,402,000 at March 31, 2008, from $314,746,000 at December 31, 2007, and were up 1% from $319,366,000 at March 31,
2007. Shareholders' equity totaled $33,180,000 at March 31, 2008, versus $33,989,000 at December 31, 2007, and $32,396,000 at March 31, 2007. The
decrease in capital for the first quarter of 2008 was a result of the Company recording a liability for post-retirement benefits as required under EITF Issues 06-04 and 06-10. Ameriana's capital position continues to exceed all of the regulatory minimum capital levels required to be considered a "well-capitalized" institution.

      Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company. Ameriana Financial Services offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

      This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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

ASBI Reports First Quarter Results
Page 4
May 1, 2008


                                AMERIANA BANCORP
                         UNAUDITED FINANCIAL HIGHLIGHTS
                    (In thousands, except per share amounts)

                                                              THREE MONTHS ENDED
                                                                    MARCH 31
                                                              ------------------
                                                               2008        2007
                                                              ------      ------
Interest income                                               $5,935      $5,890
Interest expense                                               3,210       3,557
                                                              ------      ------
Net interest income                                            2,725       2,333
Provision for loan losses                                        371          90
                                                              ------      ------
Net interest income after provision for loan losses            2,354       2,243
Other income                                                   1,141         985
Other expense                                                  3,392       3,545
                                                              ------      ------
Income (loss) before income taxes                                103        (317)
Income tax benefit                                              (280)       (293)
                                                              ------      ------
Net income (loss)                                             $  383      $  (24)
                                                              ------      ------
Basic and diluted earnings (loss) per share                   $ 0.13      $(0.01)
                                                              ------      ------
Weighted average shares outstanding:
  Basic                                                        2,989       3,032
                                                              ------      ------
  Diluted                                                      2,989       3,032
                                                              ------      ------
Dividends declared per share                                  $ 0.04      $ 0.04
                                                              ------      ------


                                                                   MARCH 31      DEC. 31      MARCH 31
                                                                     2008         2007          2007
                                                                   --------      --------     --------
Total assets                                                       $445,306      $427,134     $436,996
Cash and cash equivalents                                            17,272        17,173        9,563
Investment securities available for sale                             80,147        66,692      117,430
Loans receivable                                                    298,467       296,951      265,706
Allowance for loan losses                                             2,909         2,677        2,707
                                                                   --------      --------     --------
  Loans, net                                                        295,558       294,274      262,999

Allowance for loan losses as a percentage of loans receivable          0.97%         0.90%        1.02%
Non-performing loans                                               $  4,557      $  2,638     $  3,529
Allowance for loan losses as a percentage of non-performing loans      63.8%        101.5%        76.7%

Deposits:
  Non-interest bearing                                               23,206        20,429       19,991
  Interest bearing                                                  299,196       294,317      299,376
                                                                   --------      --------     --------
                                                                    322,402       314,746      319,367
Borrowed funds                                                       81,235        68,513       76,634
Shareholders' equity                                                 33,180        33,989       32,396
Loans accounted for on a non-accrual basis                            4,157         2,638        3,528
Book value per share                                                  11.10         11.37        10.84


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